CONTRACTUAL AGREEMENT

Date April 27, 2007

To: Gary Reys, CEO, CellCyte Genetics

From: Jack Wynn, Jack Wynn & Co., Inc.

Jack Wynn & Co. Inc. is a News Media Placement and Political Intelligence Company based in Washington, D.C.. It is hired by the present client to organize and implement a news media relations and news coverage/ media placement program, as well as provide updated and insightful information on Government actions as they relate to client products and technologies. It is not a lobby or advocacy company.

Jack Wynn & Co. Inc. does not reveal when news stories will be published or aired prior to them being made public. In keeping with our policy of strict news professionalism, Jack Wynn & Co. Inc. does not accept client company equity stock shares as fee payment for its communications services.

Jack Wynn & Co. Inc. uses a unique network of news media and government sources to assist in its client communications services.

Jack Wynn is a Washington, DC News Media Placement and Political Intelligence Consultant specializing in small emerging growth companies. A Biography of Jack Wynn is enclosed with this contract.

Jack Wynn & Co. Inc. agrees to review all client news announcements. However, clients must have all news announcements edited, approved and signed off by their respective attorney before Jack Wynn will disseminate the company news. (JPW)

* This ~~All~~ client contract~~s~~ is ~~are~~ for 6 ~~12~~ month work periods. ~~All~~ client~~s~~ pay two ~~a~~ fixed quarterly ~~monthly~~ fees of $24K ~~$10,000.00~~ by bank wire before any Communications activities are implemented. There are no other monthly billable expenses.

Jack Wynn & Co. Inc. will provide all client companies with written monthly email Update Reports. These Reports will summarize all communications activities and results for a 30 day work period.

~~All client companies agree to pay Jack Wynn & Co. Inc. the first and final month fees at the beginning of the contract work period. (ie. $20,000.00)~~

This contract begins May 1st '07 and formally ends on October 31st '07.

Jack Wynn & Co. Inc. requests that all client companies keep the contents of this contract confidential.

This contract will run the full 6 ~~12~~ months with no interruption and no refund of fees.

If you are in agreement with the terms of this contract, please sign your name below and return this copy BY FAX to Jack Wynn & Co. Inc. Also, please BANK WIRE the first Quarter ~~and final month~~ fees (a total of $24K ~~$20,000.00~~) to Jack Wynn & Co. Inc.'s bank account. (JPW)

CELLCYTE
Client Company

[signature]
Signature

[signature: Jack Wynn]
Jack Wynn, President (JPW)

* Fees Reduced $2k per month
* 1st Quarter Work Period: May 1st '07 thru July 31st '07 / $24K
* 2nd Quarter Work Period: August 1st '07 thru October 31st '07 / $24K